EXHIBIT 10.6

SEVERANCE COMPENSATION AGREEMENT

This agreement is entered into the 15th day of March, 2006, by and between Citizens Business Bank (the “Bank”), and R. Scott Racusin, Executive Vice President, of the Bank (the “Executive”).

Whereas, the Bank’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Bank’s Senior Management Committee, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control (as defined herein) of CVB Financial Corporation (the “Company”) directly or indirectly the Bank, a wholly owned subsidiary of the Company; and

Whereas, this Agreement sets forth the compensation which the Bank agrees it will pay to the Executive upon a Change in Control and termination or resignation of the Executive’s employment,

Now, therefore, in consideration of these promises and the mutual covenants and agreements contained herein and to induce the Executive to remain employed by the Bank and to continue to exert his best efforts on behalf of the Bank, the parties agree as follows:

1.     Compensation Upon a Change in Control.

    A.         In the event that a Change in Control occurs during the employment of the Executive and

(i)

the Executive’s employment is terminated by the Company or the Bank or any successor to the Company or the Bank other than for Cause (as defined below) within one (1) year of the completion of such Change in Control; or

(ii)	the Executive resigns his employment for any reason within one (1) year of the completion of such Change in Control; or

(iii)

the Executive is offered a position with any successor to the Company or the Bank at or around the time of such Change in Control but decides that he does not wish to accept such a position and, as a result, the Executive suffers a job loss (either by termination or resignation);

the Executive shall receive an amount equal to two times the Executive’s annual base compensation for the last calendar year ended immediately preceding the Change in Control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the Change in Control. Such amounts, less applicable withholdings, employment and payroll taxes (which taxes shall be paid upon termination or resignation of Executive’s employment or at the time payments are made hereunder, as required by law), shall be paid (without interest or other adjustment) in 120 equal monthly installments on the first day of each month commencing with the first such date that is at least six (6) months after the effective date of the termination or resignation of the Executive’s employment and continuing for 119 successive months thereafter. This payment schedule is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be interpreted consistently therewith.

B.	The Executive may designate in writing (only on a form provided by the Bank and delivered by the Executive to the Bank before Executive’s death) primary and contingent beneficiaries to receive the balance of any payment under Section 1A that are not made prior to the Executive’s death and the proportions in which such beneficiaries are to receive such payment. The total amount of the balance of such payment shall be paid to such beneficiaries in a single unreduced lump sum payment made within ninety (90) days following the Executive’s death. The Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Bank. The last written beneficiary designation delivered by the Executive to the Bank prior to the Executive’s death will control. If the Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives the Executive, then Executive’s payment balance shall be paid to the Executive’s estate in an unreduced lump sum payment within ninety (90) days following the Executive’s death.

2.     Definitions.

A.	Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)

any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company or the Bank possessing more than 50% of the total voting power of the Company’s or the Bank’s stock; provided, however, it is expressly acknowledged by the Executive that this provision shall not be applicable to any person who is, as of the date of this Agreement, a Director of the Company or the Bank;

(ii)

a majority of the members of the Company’s or the Bank’s Board of Directors is replaced during any 12 month period by directors whose appointment for election is not endorsed by a majority of the members of the Company’s or the Bank’s board prior to the date of the appointment or election;

(iii)

a merger or consolidation where the holders of the Bank’s or the Company’s voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv)

any one person, or more than one person acting as a group, acquired (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total fair market value greater than 50% of the total fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a change in the ownership of such assets if the assets are transferred to:

(a)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly by the Company or the Bank; (b) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or

(b)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or

(c)	an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person who owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control”, or a “change in the ownership of a substantial portion of the assets,” of the Company or the Bank as such terms are defined for purposes of Section 409A of the Internal Revenue Code and “Change in Control” as used herein shall be interpreted consistently therewith.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction which merely changes the jurisdiction of incorporation of the Company or the Bank.

B.	Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment and shall not be obligated to make any payments hereunder or otherwise in the event the Executive has:

(i)	committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Bank;

(ii)	grossly neglected or willfully failed in any way to perform substantially the duties of such employment; or

(iii)	acted or failed to act in any other way that reflects materially and adversely on the Bank. In the event of a termination of Executive’s employment by the Bank for Cause, the Bank shall deliver to Executive at the time the Executive is notified of the termination of his employment a written statement setting forth in reasonable detail the facts and circumstances claimed by the Bank to provide a basis for the termination of the Executive’s employment for Cause.

3.     Term.

This agreement shall terminate, except to the extent that any obligation of the Bank hereunder remains unpaid as of such time, upon the earliest of:

(i)	the termination or resignation of the Executive’s employment from the Bank for any reason if a Change in Control has not occurred prior to the date of such termination or resignation;

(ii)	three (3) years from the date hereof if a Change in Control has not occurred during such period;

(iii)	the termination of Executives’ employment from the Bank for Cause within one (1) year after a Change in Control;

(iv)	one (1) year after a Change in Control if Executive is still employed with the Bank or its successor; or

(v)	after a Change in Control of the Company or the Bank upon satisfaction of all of the Company’s or the Bank’s obligations hereunder.

4.     No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

A.	The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the effective date of termination or resignation, or otherwise, by his engagement as a consultant or his conduct of any other business activities.

B.	The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other plan, arrangement or deferred compensation agreement, except as otherwise agreed to in writing by the Bank and the Executive.

5.     Successor to the Bank.

A.	The Bank will require any successor or assign (whether direct or indirect by purchase or otherwise) to all or substantially all of the business and/or assets of the Bank, by written agreement with the Executive, to assume and agree to perform this Agreement in full. As used in this Agreement, “Bank” shall mean the Bank as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operations of law. Notwithstanding the assumption of this Agreement by a successor assign of the Bank, if a Change in Control (as defined in section 2 (a) above) has occurred, the Executive shall have and be entitled from such successor to all rights under section 1 of this Agreement.

B.	If the Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s designated beneficiary(ies) or, if there are no such designated beneficiary(ies), to the Executive’s estate. This Agreement shall, therefore, inure to the benefit of and be enforceable by the Executive’s designated beneficiaries, personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.     Confidentiality.

The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and the Bank and its business so long as such information is not otherwise publicly disclosed.

7.     Legal Fees and Expenses.

The Bank shall pay all legal fees and expenses which the Executive may incur as a result of the Bank’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations, under, this Agreement if the Executive prevails in any such contest or proceeding.

8.     Limitation on Payments.

This Agreement is made expressly subject to the provision of law codified at 12 U.S.C. 1828 (k) and 12 C.F.R. Part 359 which regulate and prohibit certain forms of benefits to Executive. Executive acknowledges that he understands these sections of law and that the Bank’s obligations to make payments hereunder are expressly relieved if such payments violate these sections of law or any successors thereto.

Notwithstanding any other provisions of this Agreement, if the Company’s principal tax advisor determines that the total amounts payable pursuant to this Agreement, together with other payments to which Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), as amended, such payments shall be reduced, in such order and manner as the Bank and/or Resulting Entity and Executive may agree, (or in the absence of such agreement, as shall be determined by Executive), to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

9.     Notice.

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

If the Bank:   Citizens Business Bank
                       701 N. Haven Avenue, Suite 350
                       Ontario, California 91764
                       Attention: D. Linn Wiley, President and CEO

If to the Executive: At the address below his signature or such other address as either party may have been furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.     Validity.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.     Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Any and all prior discussions, negotiations and/or agreements on the subject matter hereof here merged and integrated into and are superseded by this Agreement, including but not limited to the Severance Compensation Agreement entered into by and between the Executive and the Bank on April 1, 2004. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above,

Citizens Business Bank

    By:/s/D. Linn Wiley
      D. Linn Wiley
      President and CEO

EXECUTIVE:    By:/s/R. Scott Racusin
                              R. Scott Racusin
                              Executive Vice President

Address: 701 N. Haven Avenue

City and State: Ontario, California 91764